Company remains in excellent position going forward

NBI IPO Postponed

By Steve Hunt, CEO

Due to the current challenges in the IPO equity market we have decided to postpone the decision to take National Beef, Inc. (NBI) public. As you are aware, on October 13, 2009, USPB announced the filing of a registration statement for a public offering of NBI’s common stock. We did so in order to better position our company to address objectives such as returning patronage notices, making additional unitary distributions and creating a mechanism for increased liquidity.

Beginning the week of December 3, we received clearance from the SEC to proceed with the marketing of NBI’s common stock to potential investors. Throughout the process, we engaged expertise across many fields to assist us in this process. Based on early indications from bankers, analysts and others in the marketplace, we set a price range that we believe reflected the fair value of our business.

We began marketing our company to potential investors during the week of December 7. While in the process of doing that, we were unfortunately faced with significant challenges. The majority of IPO’s pricing during this period were being pulled off the market or had priced below their initial price range. We believe this was the collective effect of a number of factors including the late entry of banks into the mar‑

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Record net income of $100.0 million

Fiscal Year 2009 Was

Another Record Year

“Fiscal year 2009 was another year of records for our company,” CEO Steve Hunt told USPB producers attending our annual meeting in Kansas City on December 9. “We realized a record net income of $100.0 million, which was $37.8 million more than the previous fiscal year. We paid out a record amount of cash distributions—nearly $52.9 million, which was $71.87 per linked unit—in addition to paying out $2 million of patronage notices from the company’s first year of operations in fiscal year 1998.

“And, we also paid a record $22.7 million in total grid premiums during the year, which was a company high average per head premium of $30.95” Hunt pointed out. “In total, USPB has now paid out more than $159 million in grid premiums since beginning operations in 1997.”

USPB producers responded by delivering the highest grading cattle, 71.5% Choice and Prime, in company history and the second largest number of cattle. As a result, there were no non-delivery penalties assessed to unitholders in fiscal year 2009.

We continued to grow our value-added business in fiscal year 2009, Hunt added. Our company’s total value-added sales were $1.7 billion last year, up from $1.6 billion in fiscal year 2008. Value-added sales comprised approximately 31.5% of our processing company’s net sales in fiscal year 2009, which was up from 27.7% in the previous year. This represents a compound annual growth rate of 16.3% from approximately $595.2 million of total value-added sales in fiscal year 2002.

Exports also contributed significantly to our company’s improved net income last year. Export sales represented approximately 11.2% of our net sales and, on average, had a higher margin than

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Are You Planning to Deliver

ASV Cattle in FY 2010?

In order to help National Beef more efficiently market age and source verified (ASV) product to Japan this year, USPB will need to provide an estimate of the number of ASV cattle our producers will deliver from January through July. This information will also help our company prepare operationally for the seasonal peak in ASV deliveries.

Please call our office at 866-877-2525 as soon as possible to let us know the approximate number of ASV cattle you, or your feedyard, plan on delivering during these months and to ensure that your cattle have a “reservation” for our ASV program.

USPB is paying a $35 per head premium through May 29, 2010, for ASV cattle that are less than 21 months of age and enrolled in a USDA approved program, provided the Japanese trade remains open to U.S. beef products and our plants continue to be approved to export to Japan. w

Director Reclassification Approved

At USPB’s annual meeting on December 9, members approved an amendment to the company’s Limited Liability Company Agreement (LLC Agreement) to eliminate designations of “Odd Slot Class A Members,” “Even Slot Class A Members,” and “Seedstock Class A Member,” as a director qualification.

An affirmative vote of members holding a majority of the voting power of each class of units was required to approve the proposal. The members holding Class A units are each entitled to one vote per member, and the members holding Class B units are each entitled to one vote per Class B unit owned by such member.

Members delivered 307 valid ballots to the company. Ballots that were not delivered to the company were considered a no vote. Out of a potential of 449 Class A unit votes, 303 voted for the amendment to the LLC Agreement. Regarding Class B units, out of 755,385 potential votes, 644,194 voted for the amendment to the LLC Agreement.w

Board officers appointed

Bohn, Ramsey Elected to

USPB Board of Directors

USPB unitholders re-elected Duane Ramsey, Scott City, KS, and elected Jerry Bohn, Pratt, KS, to fill the position formerly held by John Fairleigh, Scott City, KS, on our Board of Directors at the company’s annual meeting on December 9. Both Directors will serve three year terms.

Duane Ramsey is chairman of Security Bancshares Inc., a $300 million multi-bank holding company. Ramsey has served on USPB’s Board of Directors since 2006. Jerry Bohn is the general manager of Pratt Feeders, LLC, near Pratt, KS. He previously served on our Board of Directors from 2005 through 2007.

The Board of Directors reappointed Mark Gardiner, Ashland, KS, Chairman, and named Duane Ramsey, Vice Chairman and Joe Morgan, Scott City, KS, Secretary.w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Fiscal Year 2009 Was Another...     continued from page 1

our sales generally. We continue to have the largest market share in Japan among U.S. companies, according to export data from PIERS, a world leader in compiling comprehensive data on international trade. And, we are encouraged about the potential for a market recovery in Korea.

New to our value-added capabilities is the addition of the tannery in St. Joseph, MO. We are investing in an upgrade of this facility which will enable us to add more value to some of the hides we harvest at our Kansas plants annually. We are encouraged by the level of interest we have already received from the leather industry.

Another factor that led to the record net income in fiscal year 2009, included improving efficiencies at our processing facilities. We have invested more than $360.4 million in our facilities since the beginning of fiscal year 2001. We can now process 6,000 head of cattle per day at each of our Kansas locations and 2,000 head per day at our California facility.

“USPB continues to focus on its core objectives including guaranteed market access for our unitholders, value-based marketing with our grids and ownership in processing,” Hunt added. “We are positioned well to compete in this industry.” w

NBI IPO Postponed...                continued from page 1

ket for cash to repay Troubled Asset Relief Program (TARP) funds and investor reluctance to take on the risks of an IPO so close to the end of the year.

As a result, instead of taking a significantly lower price and going public in less than ideal circumstances, we made the difficult decision to pull the IPO and postpone our decision on whether to take NBI public. Your company remains in an excellent position to consider alternatives to address the desire to return patronage notices and distribute additional cash.

For the second year in a row we have achieved record net income. Our company is considerably stronger financially as we have significantly reduced our leverage. Given our solid increase in earnings, we anticipate continuing to be in a position to have strong distributions in 2010 from normal operations.

I can appreciate the disappointment in this announcement. The membership has exhibited great patience as we have pursued numerous alternatives to improve the benefits you receive through USPB. I am proud of the fact that in light of many distractions the last couple of years, we have not lost focus on the work of making our company the best in the business. Our advisors are strongly encouraging us to consider re-entering the IPO market in 2010. In the near future, we will be considering paths to improving our business and how it benefits you the owners. w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 11/16/09 to 12/12/09
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	63.76	64.41
Prime	5.07	6.21
CH & PR	75.84	82.89
CAB	20.87	26.13
BCP	12.22	14.08
Ungraded	2.39	1.69
Hard Bone	0.91	0.32
YG1	8.99	6.97
YG2	37.05	35.26
YG3	43.65	47.86
YG4	9.34	9.11
YG5	0.98	0.80
Light Weight	0.35	0.31
Heavy Weight	3.06	1.87
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$20.86	$30.65
Yield Benefit	$7.80	$18.26
Yield Grade	-$4.44	-$3.91
Out Weight	-$4.52	-$2.85
Steer/Heifer	$1.03	$1.15
ASV	$3.29	$10.23
Natural	$1.57	$5.01
Total Premium	$25.59	$58.54

Suspension of USPB Unit Trading Lifted
USPB’s Board of Directors lifted the suspension on trading linked Class A and Class B units effective December 17, 2009. Persons interested in buying or selling USPB units should call Tracy Thomas at 866-877-2525.w

USPB Non-Conditional Unit Trade Report
	FY 2010 Trades	Oct. 2009 Trades
# Units Traded	3,800	800
Avg. Price/Unit	$153.82	$149.38

This newsletter contains discussion of some of our expectations regarding U.S. Premium Beef, LLC’s future performance. These forward-looking statements are based on our current views and assumptions. Actual results could differ materially from these current expectations and projections, and from historical performance. For example, our future results could be affected by such factors as: the competitive dynamics in the U.S. and international beef markets, the rate of our unit volume growth and our product mix, and fluctuations in the cost and availability of supply-chain resources. Further discussions of these matters can be found in the securities filings of U.S. Premium Beef, LLC through the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval (EDGAR) system at www.SEC.gov .